                                                                    Exhibit 99.1

UNIVERSAL FOODS CORPORATION

NEWS RELEASE                                               FOR IMMEDIATE RELEASE

                                                         Contact:  Steve Cordier
                                                                  (414) 347-3868

                 UNIVERSAL FOODS CORPORATION DECLARES QUARTERLY
                 DIVIDEND AND ADOPTS NEW SHAREHOLDER RIGHTS PLAN


         MILWAUKEE (June 25, 1998) --- Universal Foods Corporation (NYSE: UFC) announced today that its Board of Directors has declared a dividend distribution of one Share Purchase Right for each outstanding share of common stock, which will replace its current rights plan scheduled to expire on September 30, 1998. The terms of the new rights plan have substantially the same purpose and effect as the current plan.

         The Board of Directors today also declared a quarterly dividend of $.1325 per share, adjusted for the 2-for-1 stock split distributed to shareholders on May 22, 1998. The cash dividend will be paid on September 1, 1998 to shareholders of record on August 6, 1998. In connection with the issuance of the new Share Purchase Rights, the Company will apply $.005 of the $.1325 per share dividend to redeem each of the existing share purchase rights on August 6, 1998.

         Universal Foods' Chairman, President and Chief Executive Officer Kenneth P. Manning stated, "The Rights are designed to assure that all of Universal Foods' shareholders will receive fair and equal treatment in the event of any proposed takeover of the Company. They are intended to guard against abusive takeover tactics and should encourage anyone seeking to acquire the Company to first negotiate with the Company's Board of Directors. The Board of Directors is not aware of any efforts to acquire the Company."

         The Rights will be exercisable only if a person or group acquires 20% or more of Universal Foods' common stock or announces a tender offer which would result in ownership by a person or group of 20% or more of the common stock. If Universal Foods is acquired in a merger or other business combination transaction after a person or group has acquired 20% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group, whose Rights will become void) to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 20% or more of Universal Foods' outstanding common stock, each Right will entitle its holder (other than such person or members of such group, whose Rights will become void) to purchase, at the Right's then-current exercise price, a number of Universal Foods' common shares having a market value of twice such price.

         Following the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or members of such group), in whole or in part, at an exchange ratio of one common share (or one-thousandth of a share of a new series of participating cumulative preferred stock) per Right.

         Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

         The Board of Directors is also authorized to reduce the 20% thresholds referred to above to not less than 10%.

         The dividend distribution of the new rights will be made on August 6, 1998 to holders of common shares on August 6, 1998. The Rights will expire on September 30, 2008. The Rights distribution is not taxable to shareholders.

         Details of the rights distribution are contained in a "Summary of Rights to Purchase Shares," which will be mailed to all shareholders of record on August 6, 1998.

         Universal Foods is an industrial marketer of high-performance ingredients and ingredient systems that add functionality to foods and other applications, giving distinction to customers' products worldwide. The company's technical expertise includes flavors, flavor enhancers and other bioproducts, colors, yeast and dehydrated vegetables.


                                       ###

                433 East Michigan Street Milwaukee, WI 53202-5106